Exhibit 5.1

June 17, 2021

BP p.l.c.,

1 St. James’s Square,

London SW1Y 4PD, England.

BP Capital America Markets America Inc.,

501 Westlake Boulevard,

Houston, Texas 77079.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of U.S.$1,450,000,000 in aggregate principal amount of 3.060% Guaranteed Notes due 2041 and U.S.$550,000,000 in aggregate principal amount of 3.379% Guaranteed Notes due 2061 (together, the “Securities”), of BP Capital Markets America Inc., a Delaware corporation (“BP Capital America”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”), pursuant to a Registration Statement on Form F-3 (the “Registration Statement”), as Managing Counsel – Treasury of BP, I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

1. BP is a public limited company duly incorporated and is a validly existing company under the laws of England and Wales;

2. the Indenture, dated as of June 4, 2003, among BP Capital America, BP and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by an Eleventh Supplemental Indenture, dated as of February 8, 2021 (the “Eleventh Supplemental Indenture”) and a Twelfth Supplemental Indenture, dated as of June 17, 2021 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture and the Eleventh Supplemental Indenture, the “Indenture”), relating to the Securities has been duly authorised, executed and delivered by BP; and

3. when (a) the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture relating thereto, and (b) the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of BP, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of England in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the state of New York and the state of Delaware upon the opinion dated the date hereof of Sullivan & Cromwell LLP, United States counsel to BP, which opinion is being delivered to you by such counsel.

I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to me under the caption “Validity of Securities” in the Prospectus as supplemented by the Prospectus Supplement dated as of June 14, 2021. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Jo Norman

Jo Norman